SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT DATED FEBRUARY 17, 2016

BETWEEN

VICTORY VARIABLE INSURANCE FUNDS AND

VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS AS OF MAY 1, 2021

	Maximum

Fund/Class	Operating	Date of	Effective Date
December 31 FYE Funds	Expense Limit	Termination	of Waiver*
Victory High Yield VIP Series	0.89%	30-Apr-22	1-May-21
Victory INCORE Investment Quality Bond VIP Series	0.56%	30-Apr-22	1-May-21
Victory INCORE Low Duration Bond VIP Series	0.53%	30-Apr-22	1-May-21
Victory Sophus Emerging Markets VIP Series	1.35%	30-Apr-22	1-May-21
Victory RS International VIP Series	0.93%	30-Apr-22	1-May-21
Victory RS Large Cap Alpha VIP Series	0.55%	30-Apr-22	1-May-21
Victory RS Small Cap Growth Equity VIP Series	0.88%	30-Apr-22	1-May-21
Victory 500 Index VIP Series	0.28%	30-Apr-22	1-May-21

A-1

NYDOCS02/1185950.1